Exhibit 99.1

Press Release

Contacts:	PRESS Susan Lehman Story Communications 510.832.6006 susan@storypr.com	FINANCIAL Daniel K. Atler, CFO Ikanos Communications 510.438.6276 datler@ikanos.com

IKANOS COMPLETES ACQUISITION OF BROADBAND PRODUCT LINES
FROM ANALOG DEVICES

Updated Guidance Provided for First Quarter 2006

Webcast and Conference Call Details Included

Fremont, Calif., February 20, 2006—Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today announced that it has completed the acquisition of the network processor and ADSL ASIC product lines from Analog Devices, Inc. (NYSE: ADI). The estimated $31 million cash acquisition broadens Ikanos’ market by adding the Fusiv® line of residential gateway processors and Eagle® line of ADSL2+ modem products, along with associated product development and support teams. In addition, Ikanos plans to offer VDSL-based residential gateway solutions that integrate the Fusiv processor with its CleverConnect® and FxS™ VDSL2 products. In addition, the company has updated guidance for the current quarter.

“This acquisition is a logical step towards our goal of enabling Ikanos to offer a full suite of interactive broadband solutions,” said Rajesh Vashist, president and CEO of Ikanos. “The Fusiv processor delivers class-leading performance and we believe that it will integrate well with our

VDSL solutions.  The Eagle products allow us to offer ADSL-based gateways for carriers who want to offer a broader range of products to their customers.”

Ikanos expects to have new gateway designs that combine the Fusiv products with its VDSL chipsets. The Fusiv family is currently deployed by 20 customers representing 75 percent of the world’s residential gateway manufacturers.

Financial Summary and Ikanos Updates First Quarter 2006 Outlook

The total purchase price will be approximately $31 million, excluding transaction costs, as Ikanos received an additional $1 million of inventory than first anticipated.   Based on preliminary estimates, Ikanos expects to account for this transaction for financial reporting purposes as follows:  (All amounts are estimated amounts and approximations.)

•                  $7 to 9 million for tangible assets.

•                  $16 to 18 million for the intangible assets.

•                  $3 to 4 million for in-process R&D — which will be charged to expense in the first quarter of 2006.

Amortization of the intangibles is expected to occur over the next 5 or more years, with approximately 60% to 80% expected to be amortized or expensed in 2006.   Current estimated acquisition-related charges are $6 to $8 million to cost of sales, and $5 to $7 million to operating expense in 2006.  Actual charges may differ as time and usage estimates are finalized.

Based on additional revenue and expenses from the acquisition, Ikanos has updated its outlook for first quarter 2006 as follows:

•                  Net revenue is expected to increase 15% to 20% in the first quarter of 2006 over the fourth quarter of 2005.

•                  Non-GAAP Gross Margins* are expected to be between 48% and 51% in the first quarter of 2006.   GAAP gross margins will be lower than non-GAAP gross margins, as they will include amortization of acquisition related intangibles preliminarily estimated to be up to $1.5 million and charges related to stock compensation expense in accordance with FAS123R.

•                  Non-GAAP Research & Development and Selling, General & Administrative expenses combined are expected to be in the range of $14 to $15.5 million in the first quarter of 2006.   GAAP Research & Development and Selling, General & Administrative expenses combined will be higher, as they will include amortization of acquisition related intangibles preliminarily estimated to be up to $1.5 million, and charges related to stock compensation expense in accordance with FAS123R.

*The Company refers to Gross Margins as the result of net revenue less cost of revenue divided by net revenue.

The Company advises interested parties to watch for SEC filings with subsequent updates, as final purchase accounting determinations and calculations regarding stock compensation expenses in accordance with FAS123R are completed.

Conference Call and Web cast Regarding Acquisition at 6:00 am pacific time on February 21

Management will hold a conference call at 6:00 am (pacific time) on February 21 to discuss the financial and operational details of the acquisition. To listen to the call , please visit http://ir.ikanos.com/ and click on the link provided for the web cast or dial (719) 457-2618 no password required.  The web cast will be archived and available through February 28, 2006 at http://ir.ikanos.com/ or by calling (719) 457-0820 and entering conference ID number 1941015.

About Ikanos Communications
Ikanos Communications, Inc. (NASDAQ: IKAN) develops chipsets that enable carriers to offer Fiber Fast™ bandwidth and high-speed network processing for enhanced triple-play services. Supporting transmission rates of up to 100 Mbps, Ikanos’ complete line of end-to-end silicon solutions power line terminals, CPE modems, and residential gateways for most of the world’s largest network equipment manufacturers. With its field-proven solutions, Ikanos enables fast and cost-effective carrier rollouts of interactive broadband services including IPTV. For more information, please visit www.ikanos.com

© 2006 Ikanos Communications, Inc.   All Rights Reserved.  Ikanos Communications, Ikanos, the Ikanos logo, SmartLeap, CleverConnect, Fusiv, Eagle, Ikanos Programmable Operating System, Fx, FxS, VLR and Fiber Fast are among the trademarks or registered trademarks of Ikanos

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements relating to the expected successful market acceptance of Ikanos-based gateway solutions; expected new gateway designs that combine Fusiv products and VDSL chipsets; and projected net revenues, gross margins and expenses for the first quarter of 2006.  These forward-looking statements are subject to a number of assumptions, uncertainties and risks that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the development and growth of the fiber-fast broadband market generally, competition within the fiber-fast broadband market, ability to sustain market growth, the timing and volume of customer demands, ability to successfully combine the Fusiv products and VDSL chipsets, competition from other technologies and finalization of purchase accounting and stock compensation expense.  You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, nor do we undertake any obligation to update any forward-looking statements for any reason after the date of this press release.  For additional information, readers are referred to the risk factors contained in the documents filed by Ikanos with the SEC, and specifically the most recent reports on 10-Q and 8-K, and Ikanos’ registration statement of Form S-1.

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